Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-221432) and Form S-8 (Nos. 333-226152, 333-220833, 333-213363, 333-206041, 333-201551, 333-153535 and 333-127770) of Viveve Medical, Inc. of our report (which contains an explanatory paragraph relating Viveve Medical, Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 19, 2020 relating to the consolidated financial statements of Viveve Medical, Inc., which appears in this Annual Report on Form 10-K.

/s/  BPM LLP

San Jose, California

March 19, 2020